EMPLOYMENT AGREEMENT

  THIS AGREEMENT is made as of July 20, 1999 between POPSTAR
  COMMUNICATIONS, INC. (the "Company") and JOHN McDERMOTT
  ("McDermott").


  WHEREAS:

  A. The Company intends to employ McDermott as the President of the Company.

  B. The parties consider it desirable to confirm in writing the terms of McDermott's employment by the Company.


  NOW THEREFORE in consideration of the mutual covenants herein contained the parties agree as follows:

                             ARTICLE 1

                         POSITION AND TERM

  1.1 POSITION. This Agreement only governs the Company's employment of McDermott in his capacity of President of the Company.

  1.2 ENGAGEMENT. The Company and McDermott hereby confirm and agree that McDermott is employed by the Company in the capacity of President on the terms and conditions set out in this Agreement.

  1.3 DUTIES. McDermott, in his capacity as President of the Company, will be responsible generally for the main direction and administration of the business and affairs of the Company and will report to the Chairman of the Company and the Board of Directors of the Company. McDermott will serve the Company and its subsidiaries and affiliates, faithfully and to the best of his skill in acting as President of the Company, including as necessary under any service or technology agreements entered into by the Company.

  1.4        TERM.  The Company's employment of McDermott as
  President will be for a period of three years and will continue until terminated in the manner set out in this Agreement.

  1.5 TIME. McDermott will devote substantially all of his business time and attention to the business and affairs of the Company and its affiliates and subsidiaries and will conform to such hours of work as may from time to time reasonably be required of him by the Company.

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  1.6        BOARD OF DIRECTORS.  McDermott will fulfill and obey
  all lawful directions of the Board of Directors of the Company from time to time and generally discharge his duties in accordance with the reasonable directions of the Board of Directors.

  1.7 OTHER BUSINESS. McDermott will not engage in any activity which competes with or is adverse to the business of the Company, whether alone, as a partner, as a shareholder, employee or officer or director of any other person, firm or corporation during the term of this Agreement and two years afterwards without the prior written consent of the Board of Directors of the Company.

  1.8 BUSINESS OPPORTUNITIES. Any business opportunity similar to the business of the Company which becomes available to McDermott shall be presented by McDermott to the Board of Directors of the Company for their consideration.


                             ARTICLE 2

                        SALARY AND BENEFITS

  2.1 SALARY. McDermott will be paid a base salary of US$83,333.33 per year, which base salary will be payable in twenty-four semi-monthly installments on the 15th and the last day of each month. Such base salary will be reviewed annually, not later than the 31st day of March in each year by the Board of Directors of the Company. Any adjustment in such base salary will be effective and retroactive to January 1st in such year.

  2.2 BONUS. In addition to the base salary referred to in clause 2.1, the Company may pay to McDermott a bonus (the
  "Bonus") in respect of each calendar year during the term of this Agreement, the amount and time and manner of payment of which will be determined by unanimous agreement of the Board of Directors of the Company in their absolute discretion based on their evaluation of McDermott's performance during the prior year.

  2.3 Vacation. McDermott will be entitled to 24 days of paid vacation in each calendar year of his employment during the term of this Agreement. Unused vacation time in a calendar year may not be carried forward to subsequent years except with the approval of the Board of Directors.

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  2.4        EMPLOYMENT BENEFITS.  McDermott will be entitled to
  such benefits hereunder as he and the Company may agree upon from time to time including, without limitation, reimbursement for membership dues as may be agreed, non-accountable car allowance in such amount, if any, as may be agreed, and such long term disability insurance, life insurance or health insurance or other similar plans or policies as the Company may agree upon with McDermott. Without limitation, McDermott is presently entitled to a non-accountable car allowance of US$467 per month, which allowance will be reviewed annually.

  2.5 REIMBURSEMENT. The Company will reimburse McDermott for all reasonable and necessary expenses, including travel and promotion, incurred in carrying out his duties hereunder.

  2.6 Office in Residence. McDermott will maintain at his sole cost and expense an office in his personal residence for his use in Company business after normal business operating hours.

  2.7 Receipts. McDermott will, when requested by the Company, support any claim by him for reimbursement with receipts.


                             ARTICLE 3

                            TERMINATION

  3.1 Termination. The employment of McDermott pursuant to this Agreement will be terminated on the earliest of the following dates (the "Termination Date"):

  (a) The date upon which the Company delivers to McDermott a notice, in writing, of termination by reason of just cause. Any such notice will state the reason for termination. Without limiting the generality of the foregoing, just cause will include the commission of any criminal offence against the Company by McDermott, the commission of any act of fraud, gross negligence or similar act or omission on the part of McDermott in fulfilling his obligations under the terms of this Agreement where such act or omission materially adversely affects the interests or reputation of the Company.

  (b) The date upon which the Company delivers to McDermott a written notice of termination (which notice of termination may be given without cause or reason) provided that the Company, upon such termination:

  (i) will pay to McDermott an amount equal to One (1) times the annual remuneration, including Bonuses in respect of, and benefits paid by the Company to McDermott during, the year immediately preceding such termination; if the parties cannot agree, then the Company will engage, at its cost, an expert in employment benefits for the purpose of quantifying the value of the employment benefits received by McDermott in the preceding year required by this paragraph;

  (ii) will allow McDermott to participate, to the extent possible, at his cost, in the Company's benefit plans, if any, for up to Twelve (12) months after such termination;

  (iii) will allow McDermott to assume any life insurance that the Company then has in place on his life, upon payment to the Company by McDermott of any cash surrender value; and

  (iv) will fund for such termination any unfunded payment to any pension plan of the Company in respect of McDermott.

  (C)      The date of death or legal incapacity of McDermott.

  (d)     The date mutually agreed upon by McDermott and the Company.

  3.2 CHANGE IN POSITION. In the event the Company changes the position of McDermott to any position which has materially less responsibility than that of President or materially reduces the salary or benefits payable to McDermott to the extent that such salary and benefits are not commensurate with the salary and benefits which might reasonably be paid to a President of the Company, then McDermott will have the right to give notice to the Company not later than One Hundred Eighty (180) days after such change stating that he objects to such change and considers that his employment under this Agreement has been functionally terminated, and thereupon his employment under this Agreement will be deemed to have been terminated pursuant to the provisions of clause 3.1(b) hereof, and, without limiting the generality of the foregoing, McDermott will be entitled to the benefit of all provisions of clause 3.1(b) hereof.

  3.3 PAYMENT. All amounts payable as a consequence of termination hereunder, as set out in this Agreement, will be due and payable to McDermott forthwith upon termination and McDermott will have no obligation to mitigate or otherwise seek alternate employment.

  3.4 PAYMENT TO RRSP. McDermott will have the right to direct the Company to pay any amount payable pursuant to clause
  3.1(b ) hereof directly to a registered retirement savings plan to the extent permissible by law.

  3.5 TAX. McDermott acknowledges that the Company will be entitled to deduct, withhold and remit from all remuneration and other payments to be made hereunder such amounts as may be required by law including, without limitation, all required federal and state income tax, employment insurance and Pension Plan contributions.


                             ARTICLE 4

                          CONFIDENTIALITY

  4.1 CONFIDENTIALITY. McDermott will not, either during the term of this Agreement or at any time thereafter, disclose to any person, firm or corporation any confidential information concerning the business or affairs of the Company which McDermott may have acquired during the course of or incidental to performance of his services hereunder or otherwise. For the purposes of this clause, confidential information does not include information which is, has been, or becomes, part of the public domain through no violation of this Agreement or through any breach of confidence by McDermott or any other employee, officer or director of the Company.


                             ARTICLE 5

                           MISCELLANEOUS

  5.1 TIME. Time will be of the essence of this Agreement and of every part hereof.

  5.2 NOTICES. All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to another will, unless specifically agreed, be given in writing and delivered to such party, in the case of the Company, at the registered office of the Company and, in the case of McDermott, at his address filed with the Company from time to time. Any such notice, request, demand or other communication so delivered will be deemed to be given upon delivery to such address.

  5.3 FURTHER ACTS. The parties covenant and agree to do such things, to issue such instructions, to attend such meetings, and to execute such further documents, agreements and assurances, as may be necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with its true intent.

  5.4 NO WAIVER. No condonation, forgiveness, waiver or forbearance by any party of any non-observance or non-performance by any other party of any of the provisions hereunder will operate as a waiver or forbearance in respect of any such provision or any subsequent non-observance or non-performance by any other party of any of the provisions hereunder.

  5.5 APPLICATION OF TERMS. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstances will to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term, covenant or condition to a party or circumstance other than those to which it is held invalid or unenforceable will not be affected thereby and each term, covenant or condition of this Agreement will be valid and will be enforced to the fullest extent permitted by law.

  5.6 FULL AGREEMENT. The parties acknowledge and agree that this is the entire Agreement between the parties as to the subject matter hereof, and will supercede and replace any discussion, letter or form of agreement, oral or written, which may exist as of the date of this Agreement.

  5.7        NON-ASSIGNMENT.  This Agreement will be
  non-assignable by either party without the prior written consent of the other party hereto.

  5.8 GOVERNING LAW. This Agreement will be construed and enforced in accordance with and the rights of the parties will be governed by the laws of the State of Nevada. Each of the parties hereby irrevocably attorns to the jurisdiction of the courts of the State of Nevada.

  5.9 HOLIDAY. In any case where time limited by this Agreement expires on a Saturday, Sunday or legal holiday, the time will be extended to and will include the next succeeding day on which banks are open for business in the City of Las Vegas, Nevada.

  5.10 CONTINUANCE OF AGREEMENT. Notwithstanding the termination of McDermott's employment hereunder, the provisions of this Agreement will continue in effect until the final performance of all the respective obligations set forth herein.

  5.11 REFERENCE TO DIRECTORS. Every reference in this Agreement to the Board of Directors of the Company will be read and construed as meaning the Board of Directors of the Company from time to time excluding McDermott, with the intent that if and for so long as McDermott is a director of the Company, in order to avoid a conflict of interest, all matters requiring the agreement, instruction or other action by the Board of Directors of the Company hereunder will only require the agreement, instruction or other action of the directors of the Company other than McDermott.


  IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.


                                    POPSTAR COMMUNICATIONS, INC.


                                    Per: /s/Thompson Chu


  /s/Susan Tong                     /s/John McDermott
  Witness                           JOHN McDERMOTT